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As filed with the Securities and Exchange Commission on March 11, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PETCO Animal Supplies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	33-0479906
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9125 Rehco Road San Diego, California 92121 (858) 453-7845 (Address of principal executive offices, including zip code, and telephone number)
1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc. 2002 Incentive Award Plan of PETCO Animal Supplies, Inc. (Full title of the plans)

BRIAN K. DEVINE
Chief Executive Officer
and President
PETCO Animal Supplies, Inc.
9125 Rehco Road
San Diego, California 92121
(858) 453-7845
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)	Copies to: THOMAS A. EDWARDS, ESQ. ANDREW S. GREENHALGH, ESQ. Latham & Watkins 701 "B" Street, Suite 2100 San Diego, California 92101 (619) 236-1234

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	2,560,156(2)	$0.60(3)	$1,536,094	$142

Common Stock, par value $0.001 per share	60,836(4)	$20.31(5)	$1,235,579	$114

Common Stock, par value $0.001 per share	564,900(6)	$19.00(7)	$10,733,100	$987

Common Stock, par value $0.001 per share	4,435,100(8)	$20.31(5)	$90,076,881	$8,287

Total	7,620,992	—	$103,581,654	$9,530

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (the "Common Stock"), that become issuable under either of the plans being registered pursuant to this Registration Statement or options granted thereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Represents (a) 836,080 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc., as amended and restated as of October 2, 2000 (the "1994 Plan"), and (b) 1,724,076 shares of Common Stock issued by PETCO pursuant to the exercise of options granted under the 1994 Plan.

(3)
Estimated solely for purposes of calculating the registration fee under Section 457(h) of the Securities Act. The price of $0.60 per share represents the weighted average exercise price of the options granted under the 1994 Plan.

(4)
Represents 60,836 shares of Common Stock available for future grants under the 1994 Plan.

(5)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on March 4, 2002.

(6)
Represents 564,900 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2002 Incentive Award Plan of PETCO Animal Supplies, Inc. (the "Incentive Plan").

(7)
Estimated solely for purposes of calculating the registration fee under Section 457(h) of the Securities Act. The price of $19.00 per share represents the exercise price of the outstanding options granted under the Incentive Plan.

(8)
A maximum of 1,170,756 shares of Common Stock was initially reserved for issuance under the Incentive Plan, including (a) 1,115,006 shares of Common Stock issuable upon the exercise of options or other awards granted under the Incentive Plan (collectively, "Awards") and (b) 55,750 shares of Common Stock issuable upon the exercise of options to be automatically granted to PETCO's independent directors ("Director Options"). The maximum number of shares of Common Stock issuable under the Incentive Plan will automatically increase on March 1 of each year during the term of the Incentive Plan, commencing on March 1, 2003, by (x) an amount equal to 2.0% of the total number of issued and outstanding shares of Common Stock outstanding as of the last day of the fiscal year immediately preceding such March 1 with respect to Awards and (y) an amount equal to 0.1% of the total number of issued and outstanding shares of Common Stock outstanding as of the last day of the fiscal year immediately preceding such March 1 with respect to Director Options. Based on the number of shares of Common Stock outstanding immediately following PETCO's initial public offering on February 22, 2002, and allowing for issuances of Common Stock by PETCO from time to time, the number of shares of Common Stock available for issuance under the Incentive Plan may increase to an aggregate of approximately 4,435,100 shares over the next three fiscal years, excluding the 564,900 shares reserved for issuance upon the exercise of outstanding options granted under the Incentive Plan.

PART I

Item 1.    Plan Information.

        Not required to be filed with this Registration Statement.

Item 2.    Registrant Information and Employee Plan Annual Information.

        Not required to be filed with this Registration Statement.

PART II

Item 3.    Incorporation of Documents by Reference.

        The following documents previously filed with the Securities and Exchange Commission by PETCO Animal Supplies, Inc. are hereby incorporated by reference in this Registration Statement:

  (a)
  the Prospectus filed by PETCO pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on February 25, 2002, which contains audited financial statements of PETCO as of February 3, 2001 and the related consolidated statement of operations; and

  (b)
  the description of the PETCO common stock contained in PETCO's Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended, on February 19, 2002, including any subsequent amendment or report filed for the purpose of amending such description.

        All documents filed by PETCO pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the Securities and Exchange Commission and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        PETCO is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        PETCO's bylaws currently provide for indemnification of the officers and directors to the full extent permitted by applicable law.

Item 7.    Exemption from Registration Claimed.

        Not Applicable.

Item 8.    Exhibits.

        A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9.    Undertakings.

          (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by PETCO pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of PETCO's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PETCO pursuant to existing provisions, or otherwise, PETCO has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PETCO of expenses incurred or paid by a director, officer or controlling person of PETCO in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PETCO will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, PETCO certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 11, 2002.

PETCO ANIMAL SUPPLIES, INC.
By:	/s/ BRIAN K. DEVINE Brian K. Devine President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Brian K. Devine and James M. Myers his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common stock offered hereby under the Exchange Act, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ BRIAN K. DEVINE Brian K. Devine	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 11, 2002
/s/ JAMES M. MYERS James M. Myers	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 11, 2002
/s/ JOHN M. BAUMER John M. Baumer	Director	March 11, 2002
/s/ JONATHAN COSLET Jonathan Coslet	Director	March 11, 2002
/s/ JOHN G. DANHAKL John G. Danhakl	Director	March 11, 2002
/s/ JULIAN C. DAY Julian C. Day	Director	March 11, 2002
/s/ WILLIAM S. PRICE III William S. Price III	Director	March 11, 2002

EXHIBIT INDEX

Exhibit
4.1	1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc., as amended and restated as of October 2, 2000.*
4.2	2002 Incentive Award Plan of PETCO Animal Supplies, Inc.*
5.1	Opinion of Latham & Watkins.**
23.1	Consent of KPMG LLP, Independent Auditors.**
23.2	Consent of Latham & Watkins (included in Exhibit 5.1).**
24.1	Power of Attorney (included in the signature page of this Registration Statement).**

*
Incorporated by reference to PETCO's Registration Statement on Form S-1, as amended (File No. 333-75830).

**
Filed herewith.

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PART I
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX